EXHIBIT 11

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                                             PRO FORMA FOR THE         FOR THE            FOR THE
                                                                YEAR ENDED        SEVEN WEEKS ENDED    QUARTER ENDED
                                                             DECEMBER 31, 1995     MARCH 31, 1996      MARCH 31, 1996
                                                             -----------------    -----------------    --------------
Historical earnings per share:
  Net loss................................................      $(4,156,748)         $  (743,831)       $ (1,703,062)
  Interest expense(1).....................................          807,000               52,000              52,000
                                                             -----------------    -----------------    --------------
  Net loss available to common stockholders...............      $(3,349,748)         $  (691,831)       $ (1,651,062)
Weighted average shares outstanding:
  Common stock(2)(3)......................................        4,749,035            5,211,535           5,211,535
  Stock options(4)........................................           87,032               87,032              87,032
                                                             -----------------    -----------------    --------------
                                                                  4,836,067            5,298,567           5,298,567
Historical net loss per share.............................      $     (0.69)         $     (0.13)       $      (0.31)

                                                                                                        OPTIONS
                                                                                                       ----------
Options issued within one year of initial registration statement filing.............................      382,747
                                                                                                       ----------
Proceeds from exercise..............................................................................   $1,774,290
                                                                                                       ----------
Expected initial public offering price..............................................................   $    /6.00
                                                                                                       ----------
Treasury stock......................................................................................      295,715
Incremental shares..................................................................................       87,032
                                                                                                       ----------
                                                                                                       ----------

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(1) Eliminates interest expense on the debt assumed to be repaid, in (2).

(2) Common stock has been adjusted to give for effect 854,167 shares of common stock, the amount which would be required to be issued at the initial public offering price of $6.00 per share, to repay a portion of the Company's outstanding debt.

(3) Common stock has been adjusted to give effect for 1,000,000 shares of common stock, the amount which would be required to repay the balance at the exchange note.


(4) 382,747 options to purchase shares of common stock were issued within the 12 months preceding the initial filing of the registration statement at prices lower than the expected initial public offering price of $6.00 per share. Pursuant to Staff Accounting Bulletin No. 83 ('SAB No. 83') such shares have been included in the weighted average number of shares for the quarter ended March 31, 1996.